Exhibit 99.1

Contacts :	Investor Relations	Media Relations
	Marilyn Lattin	Whit Clay – Sloane & Company
	408-519-9345	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

46% INCREASE IN SERVICE AND TECHNOLOGY REVENUE DRIVES

FIRST BREAK-EVEN QUARTER AT TIVO

Announces Results for the Second Quarter

•	Net income hits $240,000; EPS is break-even, up from ($0.13) in Q2 of last year

•	Partnership with National Cable Television Cooperative (NCTC) yields initial standalone deployments

•	Standalone distribution deal with Cebridge, the 11th largest cable operator in the country with 480,000 subscribers

•	New interactive advertising technology launched with leading recognizable brand advertisers

ALVISO, Calif. – Aug. 24, 2005 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the second quarter ended July 31, 2005.

Service and technology revenues for the quarter increased 46% to $40.7 million, compared with $27.8 million for the same period last year. TiVo reported net income of $240,000 and earnings per share of $0.00, a significant improvement compared to a net loss of ($10.8) million, or ($0.13) per share, for the second quarter of last year.

Total subscriptions reached nearly 3.6 million, with the addition of 254,000 total net new subscriptions in the quarter. TiVo-Owned gross subscription additions were 77,000 for the quarter, compared to 78,000 in the second quarter of last year. TiVo-Owned net subscription additions were 40,000 compared to 63,000 in the second quarter of last year. The installed base of DIRECTV subscriptions is now approximately 2.3 million with the addition of 214,000 net new subscriptions in the quarter.

Tom Rogers, CEO of TiVo, said, “While it is encouraging that we hit break-even this quarter, it is clear TiVo faces a number of significant challenges. In directly facing those challenges there is considerable long-term potential that can be realized. To that end, we have begun to aggressively attack a number of critical issues in sales, marketing, and distribution.”

Rogers continued, “Driving growth in the number of subscriptions at TiVo is the biggest critical challenge we face. Given the increasingly competitive environment, approaching this area more aggressively than we have in the past requires additional investment in subscription acquisition. We will be announcing a number of new promotional initiatives in the fall, one of which combines a hardware and service offer which we believe will be well received in the upcoming holiday season.”

“As the results of this quarter indicate, we can hit profitability by managing to a low subscription growth number; but, we have elected to pursue a more aggressive marketing approach in keeping with building over time a broader scale subscription base, and in so doing, we will forgo reaching our goal of sustainable profitability by the fourth quarter. During the next year, before new mass deployment deals kick in, we feel it is important to be more aggressive in building the standalone TiVo base in light of the current competitive environment. It should be noted that even with these additional marketing initiatives, each new subscription offers TiVo substantially positive economic value,” said Rogers.

“In the past month we have made progress in broadening the attractiveness of TiVo to the media industry,” continued Rogers. “We have put in place arrangements with cable operators to get TiVo into the marketplace even faster by having them become agents for the sale and distribution of TiVo DVRs. Moreover, we have created support from a significant number of advertisers for a number of new interactive advertising innovations that will help to continue to diversify our revenue streams. Driving broader relationships with companies throughout the media industry to advance TiVo’s growth will be an important component of our strategy.”

Management Provides Financial Guidance

“I believe we must focus on building a platform for long-term success,” commented Rogers. “Consistent with that focus, we’re making changes to our guidance practice. We have very limited control going forward over the marketing efforts and priorities of DIRECTV, so we feel it is inappropriate to provide guidance on that part of the business. Additionally, standalone subscriptions are just one piece of our long-term distribution model, and, as we stated above, we are fundamentally changing our marketing approach to these potential subscriptions. As a result, we are not going to provide subscription guidance going forward. Having said that, we acknowledge the importance of subscription information. We are increasing the amount of historical information we provide on both gross and net subscription additions. We will also focus our guidance on the near-term, where the level of visibility allows us to provide the most useful information, and discontinue the practice of providing annual financial guidance.”

For the third quarter of 2006, TiVo anticipates service and technology revenues in the range of $41 million to $43 million and a net loss of $20 to $25 million.

This financial guidance is based on information available to management as of August 24, 2005. TiVo expressly disclaims any duty to update this guidance.

Second Quarter Highlights

Partnership with National Cable Television Cooperative (NCTC) is Initiated

TiVo and NCTC announced an agreement to make TiVo® service available throughout NCTC’s more than 1,000 independent cable operators. This partnership will allow millions of independent multi-channel service customers to access TiVo in areas where DVR technology was previously unavailable from their local cable operator. TiVo has signed a definitive agreement with Benton Cablevision, based in Rice, Minnesota.

Agreement with Cebridge Connections Signed, Allowing Opportunity to Receive TiVo Service

Cebridge, the 11th largest multi-channel service provider in the country with over half a million customers in 23 states, will provide its customers with 80-hour TiVo Series2 DVRs, complete with access to WishList® searches and Season PassTM recordings. With the TiVo Series2TM DVRs, Cebridge has chosen the most rapid means to deploy the TiVo service to its subscribers, effectively differentiating and advancing its cable television service offerings from direct broadcast satellite providers.

TiVo Launches New Interactive Advertising Technology

In the quarter, TiVo launched its next generation interactive advertising technology solution with advertising campaigns from General Motors and The WB Television Network. The new advertising model includes a number of features that enables customization and enhances the TiVo customer experience. The new interactive technology provides advertisers with the ability to receive leads directly from their TV spots, with the viewer’s consent, so advertisers can track leads to conversion and track a qualified return on investment. TiVo’s new advertising technology is designed so that TiVo subscribers retain control over their viewing experience, while giving advertisers new tools to engage interested consumers.

Following that launch, TiVo announced that several recognizable brands had agreed to use its innovative, next generation advertising technology solution for direct response programs. These companies include: Ameriquest, E*TRADE FINANCIAL, Nautilus, Inc., and Novartis. The features of the new direct response interactive advertising solution will enable these select advertisers to insert a customized call to action or branded “tag” in their commercial spots, eliminating the need for long form advertising content and leading to a better response rate over traditional direct mail campaigns.

EchoStar Litigation

On August 18, 2005, the United States District Court for the Eastern District of Texas, Marshall Division, issued an Order construing the claims of the Time Warp patent on which TiVo has alleged infringement by certain EchoStar DVR products. TiVo believes the claim construction ruling is favorable to TiVo.

TiVo Wins Patent Infringement Dispute Against Pause Technology LLC

The United States Court of Appeals for the Federal Circuit affirmed the judgment in favor of TiVo based on the February 6, 2004 ruling by United States District Judge Patti Saris of the District of Massachusetts finding that TiVo does not infringe Pause’s patent. TiVo plans to seek an Order from the U.S. District Court for the District of Massachusetts declaring this an “exceptional case,” and requiring Pause to pay all of TiVo’s attorneys’ fees and costs related to this litigation.

Conference Call and Web Cast

TiVo will host a conference call to discuss second quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, August 24, 2005. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the web cast conference call or dial 913-981-5572 and use the password 3949066. The web cast will be archived and available through September 2, 2005 at www.tivo.com/ir or by calling 719-457-0820 and entering the conference ID number 3949066.

About TiVo Inc.

Founded in 1997, TiVo Inc. (NASDAQ: TIVO), a pioneer in home entertainment, created a brand new category of products with the development of the first digital video recorder (DVR). Today, the Company continues to revolutionize the way consumers watch and access home entertainment by making TiVo the focal point of the digital living room, a center for sharing and experiencing television, music, photos, and other content. TiVo connects consumers to the digital entertainment they want, where and when they want it. The Company is based in Alviso, Calif.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers, the expected future deployment and availability of the TiVo service and innovative advertising features and other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development and deployment of competitive service offerings and a lack of market acceptance of the TiVo service, as well as the “Factors That May Affect Future Operating Results” included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended April 30, 2005. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TiVo, WishList, and the TiVo Logo are registered trademarks of subsidiaries of TiVo Inc. in the United States and other jurisdictions. Season Pass and Series2 are trademarks of subsidiaries of TiVo Inc. © 2005 TiVo Inc. All rights reserved.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2005	2004	2005	2004
Service revenues	$40,249	$24,333	$78,593	$46,492
Technology revenues	425	3,427	2,101	6,442

Service and Technology revenues	40,674	27,760	80,694	52,934

Hardware revenues	4,649	18,592	15,175	32,929
Rebates, revenue share, and other payments to channel	(5,988)	(6,576)	(9,626)	(11,564)

Net revenues	39,335	39,776	86,243	74,299

Cost of service revenues	6,859	6,836	15,498	12,429
Cost of technology revenues	599	2,708	826	4,670
Cost of hardware revenues	6,565	22,720	22,207	39,570

Gross margin	25,312	7,512	47,712	17,630

Research and development	9,778	8,138	20,682	17,137
Sales and marketing	7,574	6,026	14,404	11,626
General and administrative	8,409	3,794	14,547	8,033

Loss from operations	(449)	(10,446)	(1,921)	(19,166)

Interest and other income (expense), net	732	(302)	1,355	(631)
Provision for taxes	(43)	(12)	(51)	(30)

Net income (loss) attributable to common stockholders	$240	$(10,760)	$(617)	$(19,827)

Net income (loss) per common share - basic and diluted	$0.00	$(0.13)	$(0.01)	$(0.25)

Weighted average common shares used to calculate basic net income (loss) per share	83,506	80,197	82,943	79,998

Weighted average common shares used to calculate diluted net income (loss) per share	86,718	80,197	82,943	79,998

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	As of July 31, 2005	As of January 31, 2005
Assets
Cash, cash equivalents and short-term investments	$103,823	$106,345
Accounts receivable, net	8,684	25,879
Inventories	20,476	12,103
Prepaid expenses and other	5,869	5,714
Intangible, property and equipment, net	13,512	10,011

Total assets	$152,364	$160,052

Liabilities & stockholders’ equity/(deficit)
Line of credit	$8,000	$4,500
Accounts payable and other liabilities	32,281	53,096
Deferred revenue	108,471	105,148
Total stockholders’ equity/(deficit)	3,612	(2,692)

Total Liabilities & stockholders’ equity/(deficit)	$152,364	$160,052

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended July 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss attributable to common stockholders	$(617)	$(19,827)

Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	2,865	3,820
Changes in operating assets and liabilities:
Working capital	(12,163)	(2)
Long-term prepaid assets and liabilities	15	1,637
Deferred revenue	3,323	601

Net cash used in operating activities	$(6,577)	$(13,771)

Acquisitions of property and equipment and intangibles, net	(6,483)	(1,792)
Purchases and sales and maturities of marketable securities, net	4,450	(12,700)

Net cash used in investing activities	$(2,033)	$(14,492)

Net cash provided by financing activities	$10,538	$2,321

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	$87,245	$138,210
Balance at end of period	$89,173	$112,268

Net increase (decrease) in cash	$1,928	$(25,942)

TIVO INC.

OTHER DATA

Subscriptions

(Subscriptions in thousands)	Three Months Ended July 31,
	2005	2004
Subscription Gross Additions:
TiVo-Owned Gross subscription additions	77	78

Subscription Net Additions:
TiVo-Owned	40	63
DIRECTV	214	225

Total Subscription Net Additions	254	288

Cumulative Subscriptions:
TiVo-Owned	1,253	787
DIRECTV	2,321	1,097

Total Cumulative Subscriptions	3,574	1,884

% of TiVo-Owned Subscriptions paying recurring fees	51%	43%

Included in the 3,574,000 subscriptions are approximately 83,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
	2005	2004
	(In thousands)
TiVo-Owned Churn Rate
Average TiVo-Owned subscriptions (for the quarter)	1,233	755
TiVo-Owned subscription cancellations (for the quarter)	(37)	(15)

TiVo-Owned Churn Rate per month	-1.0%	-0.7%

TiVo-Owned Churn Rate. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing subscribers by providing compelling services that are competitive in the market. We define the TiVo-Owned Churn Rate as the TiVo-Owned subscription (including both monthly and product lifetime subscriptions) cancellations per month in the period divided by the average TiVo-Owned subscriptions for the period. We calculate average subscriptions by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2005	2004	2005	2004
	(In thousands, except SAC)
Subscription Acquisition Costs
Sales and marketing expenses	$7,574	$6,026	$40,145	$22,072
Rebates, revenue share, and other payments to channel	5,988	6,576	52,758	19,575
Hardware revenues	(4,649)	(18,592)	(93,521)	(82,945)
Cost of hardware revenues	6,565	22,720	102,960	91,670

Total Acquisition Costs	15,478	16,730	102,342	50,372

TiVo-Owned Subscription Gross Additions	77	78	576	362

Subscription Acquisition Costs (SAC)	$201	$214	$178	$139

Subscription Acquisition Cost (“SAC”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs divided by TiVo-Owned subscription gross additions. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). As a result of the seasonal nature of our subscription growth, our SAC varies significantly during the year. Management primarily reviews this metric on an annual basis due to the timing difference between our recognition of promotional program expense and the subsequent addition of the related subscription acquisition. Accordingly, we are presenting SAC on a trailing twelve months basis as well in order to show SAC over the longer-term. We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,
	2005	2004
	(In thousands, except ARPU)
TiVo-Owned Average Revenue per Subscription
Service and Technology revenues	$40,674	$27,760
Less: Technology revenues	(425)	(3,427)

Total Service revenues	40,249	24,333
Less: DIRECTV-related service revenues	(7,485)	(4,739)

TiVo-Owned-related service revenues	32,764	19,594
Average TiVo-Owned revenues per month	10,921	6,531
Average TiVo-Owned per month subscriptions	1,233	755

TiVo-Owned ARPU per month	$8.86	$8.66

	Three Months Ended July 31,
	2005	2004
	(In thousands, except ARPU)
DIRECTV Average Revenue per Subscription
Service and Technology revenues	$40,674	$27,760
Less: Technology revenues	(425)	(3,427)

Total Service revenues	40,249	24,333
Less: TiVo-Owned-related service revenues	(32,764)	(19,594)

DIRECTV-related service revenues	7,485	4,739
Average DIRECTV revenues per month	2,495	1,580
Average DIRECTV per month subscriptions	2,200	988

DIRECTV ARPU per month	$1.13	$1.60

Average Revenue Per Subscription (“ARPU”). Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues, and, as a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing by the number of months in the period. We then divide by average TiVo-Owned subscriptions for the period, calculated as described above for churn rate.

The decrease in ARPU per month for DIRECTV is the result of the large addition of new DIRECTV subscriptions. While these more recent DIRECTV subscription additions offer lower recurring revenues than subscriptions added during earlier phases of our DIRECTV relationship, they result in more attractive percent margins in our financial results because they generally involve limited or no acquisition costs and lower recurring expenses.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period.